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                                                                      Exhibit 99




              CORNING COMPLETES ACQUISITION OF PIRELLI'S OPTICAL
                         COMPONENTS AND DEVICES BUSINESS

CORNING, N.Y. -- Corning Incorporated (NYSE:GLW) announced today that it has completed the previously announced acquisition of Pirelli S.p.A's 90% interest in its optical components and devices business for approximately $3.6 billion in cash. In a separate transaction, Corning also acquired the remaining 10% of the company owned by Cisco Systems Inc. for 5,473,684 shares of Corning common stock.

Pirelli's optical components and devices business, based in Milan, Italy, is a manufacturer of lithium niobate modulators, pump lasers, certain specialty fibers and fiber gratings used in optical networks.

The addition of lithium niobate technology will broaden Corning's portfolio as the company continues to position itself as a leading supplier of photonic products to optical layer companies. Lithium niobate modulators are ideally suited for use in high-speed, long haul optical communications networks. Additionally, the capabilities of Pirelli's optical components business in 980 nm pump lasers for submarine use will directly complement and supplement Corning Lasertron's terrestrial 980 nm pump capabilities.

Established in 1851, Corning Incorporated (WWW.CORNING.COM) creates leading-edge technologies for the fastest-growing markets of the world's economy. Corning manufactures optical fiber, cable and photonic products for the telecommunications industry; and high-performance displays and components for television and other communications-related industries. The company also uses advanced materials to manufacture products for scientific, semiconductor and environmental markets. Corning's revenues in 1999 were $4.7 billion.